EXHIBIT 10.04

EXPEDIA, INC.

Annual Incentive Plan

for the Calendar Year Ending December 31, 2003

EXPEDIA, INC.

CY 2003 ANNUAL INCENTIVE PLAN

The Board of Directors (the “Board”) of Expedia, Inc. (“Expedia”) believes that a formal incentive plan with meaningful annual incentive opportunities is an important component of Expedia’s compensation program for its Senior Vice Presidents and Corporate Vice Presidents (collectively “Executives”). The objectives of Expedia’s Annual Incentive Plan for the calendar year ending December 31, 2003 (the “Plan”) are to:

•	communicate Expedia’s key short-term business objectives;

•	establish realistic targets for corporate and individual performance against which actual achievements can be measured;

•	communicate what levels of performance constitute threshold, target, and outstanding performance for the year;

•	provide competitive levels of total cash compensation for target levels of performance and above-competitive compensation when warranted by superior performance; and

•	reduce Expedia’s compensation costs (and Executives’ compensation) when performance falls below expectations.

To promote the foregoing objectives, as well as Expedia’s key business initiatives, the Plan shall incorporate the following performance measures (for a more detailed discussion of these measures, see “CY 2003 Performance Matrix” attached as Annex A):

•	Earnings (pre-tax) before non cash and non recurring items (“Earnings”)

•	Performance vis-à-vis certain competitors

•	Individual performance

EXPEDIA, INC.

CY 2003 ANNUAL INCENTIVE PLAN

Plan Overview

The Plan’s basic concept involves calculating bonus amounts based upon both company and individual performance.

The Plan will be renewed each year and subject to approval by the Board or its designee (e.g., the Compensation Committee). The Plan will be administered by the Board’s Compensation Committee, in consultation with management and the full Board as necessary.

All bonuses earned will be paid after the end of calendar year 2003, but no later than February 29, 2004. Unless otherwise modified by contract, no bonus shall be paid under this plan to any Executive who is not actively employed by Expedia at the time the bonus payment becomes payable.

EXPEDIA, INC.

CY 2003 ANNUAL INCENTIVE PLAN

Plan Mechanics

The Annual Incentive Plan shall operate in the following manner:

1.	Set Target Incentive Awards for Each Executive. The Compensation Committee assigned to each Executive a target Incentive Award, expressed as a percent of his or her base salary (each a “Target Incentive Award”). These Target Incentive Awards are sized to deliver to each Executive, together with his or her base salary, a competitive total cash compensation opportunity at target levels of performance. For calendar year 2003, the Target Incentive Awards are as follows:

Position	Recommended Incentive Target as a % Of Salary
Senior Vice President	40%
Corporate Vice President	25%

2.	Set Overall Company Performance Levels. In consultation with management, the Compensation Committee defined a range of expected company performance for the fiscal year based on one or more key performance measures. For calendar year 2003, these performance measures are as follows:

•	Earnings; and

•	Growth in share of online travel

EXPEDIA, INC.

CY 2003 ANNUAL INCENTIVE PLAN

These performance measures have been combined to create a matrix (the “Performance Matrix”) that establishes a multiplier for each target Individual Incentive Award as specified in step 1 above. See “CY 2003 Performance Matrix” attached as Annex A.

3.	Determine Award Multiplier and Determine Aggregate Incentive Award. At the end of calendar year 2003, the Compensation Committee will consult the Performance Matrix to determine the multiplier to be applied to each Target Incentive Award. Application of this multiplier will result in an interim Incentive Award for each Executive (each an “Interim Incentive Award”). The Compensation Committee will then add together each Interim Incentive Award, the sum of which shall constitute the “Aggregate Incentive Award”.

4.	Assess Individual Performance and Determine Individual Incentive Awards. After determining the Aggregate Incentive Award, the Compensation Committee will, in consultation with management, adjust each Interim Incentive Award upward or downward based upon the relevant Executive’s calendar year performance compared to individual performance objectives. Such adjustment shall result in the final Incentive Award to be paid to each Executive (each a “Final Incentive Award”). The sum of all Final Incentive Awards for the calendar year shall not exceed the Aggregate Incentive Award.